Exhibit 10.1

Short-Term Incentive Plan Summary

Executive Officers

Provident Short-term Incentive Plan

Introduction

Provident New York Bancorp (the “Company”) is committed to rewarding executives for their contributions to the Company’s success. Provident’s short-term incentive program is part of a total compensation package, which includes base salary, annual incentives, long-term incentives and benefits.

The objectives of our new Incentive Plan are to:

•	Align executives with shareholder interests.

•	Align executives with the Company’s strategic plan and critical performance goals.

•	Encourage teamwork and collaboration across the Company.

•	Motivate and reward the achievement of performance objectives.

•	Provide competitive total compensation opportunities

•	Enable the Company to attract, motivate and retain top talents.

•	Ensure our incentives are appropriately risk-balanced (i.e. do not unintentionally motivate inappropriate risk taking).

Participation and Eligibility

Participation in the Plan will include executive officers (SVP and above). Participants will be nominated by CEO and approved by the Compensation Committee of the Board of Directors.

Other criteria for participation include:

•

Officers who become employed by the Bank by June 30th of the fiscal year may become participants in that year’s incentive. In such instances, the officer will be eligible for a prorated award as described above. Employees hired after that date must wait until the next fiscal year to be eligible for an award under the Plan.

Participants must have received a minimum performance rating of “satisfactory” or better for the year and remain in good standing throughout the year. If the last performance evaluation has been made more than three months prior to the awarding of incentive awards, an interim evaluation will be requested of the officer’s supervisor.

•	Participants must be active employees as of the award payout date to receive an award.

Performance Period

The Incentive Plan operates on a fiscal year schedule (October 1 – September 30). Annual cash incentive awards will be paid out no later than 75 days after the close of the fiscal year.

Incentive Targets

Each participant will have a specified target annual cash incentive award, based on his or her role at the Company. The target incentive is based on competitive practices and reflects the award to be paid for meeting predefined performance goals. Awards will be defined as a percentage of base earnings. Base earnings reflect the base salary actually earned during the course of the year. This allows for an automatic conversion for executives who receive salary increases during the performance period, or who are employed after the start of the performance period.

Actual awards can range from 0% to 200% of target depending on performance. Threshold (i.e. minimum acceptable) performance will pay out at 50% of target and achieving stretch (i.e. superior) performance can result in awards up to 200% of target. Performance below threshold will result in no payout.

•	The President and CEO’s target award level is 50% of base earnings.

•	The Executive Officer target award level is 30% of the individual’s base earnings.

Performance Measures

There will be three categories of performance measures for each participant:

•	Corporate Goals:

•	Business Unit

•	Individual (defined for each role)

Each participant will have predefined performance goals and weights that will determine their incentive. The specific allocation of goals will be determined based on the participant’s role and key area of contribution.

Performance targets and ranges for each measure are set and approved within 90 days from the beginning of the performance period.

Actual payouts will be interpolated (i.e. prorated between threshold, target and stretch).

Payouts

After the end of the performance period (September 30th), performance is assessed against the specific goals established at the start of the period. Payout for each goal is determined independently in arriving at the overall incentive payout. As a result, the participant may not achieve minimum performance on one goal but may still receive an award on other goals (assuming the executive maintains a minimum performance rating of “satisfactory” or better).

Interpolation between performance at threshold, target and stretch will be calculated to encourage and reward incremental performance improvement.

Awards will be paid out as a percentage of a participant’s base earnings as of September 30th. Awards are approved by the Compensation Committee of the Board and paid out within two and a half months following fiscal year end, less necessary tax withholding.

Committee Discretion

The Compensation Committee reserves the right to apply positive or negative discretion to the plan as needed to reflect the business environment and market conditions, which may affect the Bank’s performance and incentive plan funding.

The Company also reserves the right to amend, modify and adjust payouts upward or downward to reflect the Company and the Bank’s overall performance (including any changes in the risk exposure profile) and such other factors as the Compensation Committee may determine.

Terms and Conditions

This section provides a general overview of the major terms and conditions for the Incentive Plan. Information represented below is subject to change and does not constitute a binding agreement.

Eligibility - Definition of the “Company”

For the purposes of this incentive plan, the “Company” refers to Provident New York Bancorp.

Participation

Executive officers will be eligible to participate in the Plan. The Compensation Committee of the Board of Directors will approve participants. New employees must be employed by June 30th of the performance period (October 1 – September 30) to be eligible for that year’s incentive.

Effective Date

This Program is effective October 1 to reflect the performance period October 1, to September 30th of each fiscal year. The Plan will be reviewed annually by the Company’s Compensation Committee of the Board to ensure proper alignment with the Company’s business objectives. The Company retains the rights as described below to amend or modify the Plan at any time during the specified period.

Plan Administration

The Plan is authorized by the Compensation Committee of the Board. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration of the Plan. The Compensation Committee will make all final determinations regarding cash compensation paid to executive officers under the Plan. Any determination by the Compensation Committee will be final and binding on all participants.

Program Changes or Discontinuance

The Company has developed the Plan on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts (for example, mergers, dispositions or other corporate transactions, changes in laws or accounting principles or other events that would in the absence of some adjustment, frustrate the intended operation of this arrangement), the Company may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.

The Board of Directors may, at its sole discretion, waive, change or amend the Plan as it deems appropriate.

Incentive Award Payments

Officers who become employed by the Bank by June 30th of the incentive year may become participants in that year’s incentive. In such instances, the officer will be eligible for a prorated award as described above. Employees hired after that date must wait until the next fiscal year to be eligible for an award under the Plan.

Awards will be paid out as a percentage of a participant’s base earnings as of September 30th. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Award Levels

Awards under the Plan are based on the performance results for performance period (i.e. a given fiscal year). Achieving higher levels of performance will increase the Plan payouts to participants. Similarly, achieving less than target performance will reduce the Plan payouts.

New Hires, Reduced Work Schedules, Promotions, and Transfers

Employees hired after June 30 will not be eligible to participate in the Incentive Plan.

If a participant changes his/her role or is promoted during the Performance period, and that promotion results in a different incentive target, he/she will be eligible for the new role’s target incentive award opportunity on a pro rata basis.

In the event of an approved leave of absence, the award opportunity level for the year will be adjusted to reflect the time in active status.

Termination of Employment

A Participant whose employment terminated prior to the payment date for an incentive award will forfeit the right to payment of the award. To encourage employees to remain in the employment of the Company, a participant must be an active employee of the Company on the date the incentive award is paid. (See exceptions for death, disability and retirement below.)

Death, Disability or Retirement

If a participant ceases to be employed by the Company due to disability, his/her cash incentive award for the Plan period shall be prorated to the date of termination.

In the event of death, the Company will pay to the participant’s estate the pro rata portion of the cash award that had been earned by the participant for the period.

Individuals who retire will receive a cash incentive payout if they are actively employed by June 30th of the performance period.

Clawback

In the event that Provident New York is required to prepare an accounting restatement due to error, omission or fraud (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the NASDAQ), each executive officer shall reimburse the Bank for part or the entire incentive award made to such executive officer on the basis of having met or exceeded specific targets for performance periods. For purposes of this policy, (i) the term “incentive awards” means awards under the Bank’s Short-term Incentive Plan, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Bank; and (ii) the term executive officer means employees who are eligible to participate in the Company’s Short-term Incentive Plan. The Bank may seek to reclaim incentive awards within a three-year period of the incentive payout. Incentive awards shall also be subject to any clawback policy adopted by the Company or the Bank

Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Company’s interpretation expressed by the Compensation Committee of the Board of Directors will be final and binding.

Ethics Policy

The Company maintains a Code of Ethics applicable to all employees. Any violation of the Code by any participant may result in a determination that the participant is ineligible to receive any award under the terms of this plan as may be determined by either the person or body designated by the Code or the Compensation Committee.

Participants who have willfully engaged in any activity injurious to the Company, will upon termination of employment, death, or retirement, be obligated to repay any incentive award earned during the award period in which the wrongful conduct occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the Company, nor will the Plan interfere with the right of the Company to discharge any participant at any time for any reason.

In the absence of an authorized, written employment contract, the relationship between employees and the Company is one of at-will employment. The Plan does not alter the relationship.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of New York.